Exhibit 1.01

Conflict Minerals Report of The Michaels Companies, Inc.

in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of The Michaels Companies, Inc. (“Michaels” or the “Company”) for calendar year 2015 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Exchange Act”). Please refer to Rule 13p-1, Form SD and Exchange Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Overview

The Company has established a conflict minerals program to address the use of Columbite-Tantalite, Cassiterite, Wolframite, Gold, or their derivatives, which are currently limited to Tin, Tungsten and Tantalum (also referred to as “conflict minerals”) by the Company’s private label suppliers.  The Company did not contract with third parties to manufacture products sold in the Company’s retail stores, other than its private label products.  As an arts and crafts specialty retailer, Michaels is several levels removed from the actual mining of conflict minerals. The Company does not make purchases of raw ore or unrefined conflict minerals and makes no purchases in the Covered Countries (as defined below). Michaels has implemented the policy described below regarding the use of conflict minerals.

Policy Summary

Michaels fully supports the humanitarian goal of ending violent conflict in the Democratic Republic of the Congo (DRC) and adjoining countries (“Covered Countries”) by eliminating the use of conflict minerals mined from this region.  Covered Countries include:  Angola, Burundi, Central African Republic, The Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda & Zambia.

Michaels complies with all requirements outlined in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  This includes identifying and disclosing products which contain conflict minerals, as well as the source of the minerals.

Michaels requires all of its private label suppliers, and encourages all other suppliers, to comply with the following:

•                  Suppliers must disclose whether their products contain Columbite-Tantalite, Cassiterite, Wolframite, Tin, Tungsten, Tantalum or Gold.

•                  Suppliers using conflict minerals are encouraged to source raw materials from certified metal recyclers or certified smelters.

•                  Suppliers choosing not to use certified metal recyclers or smelters must provide documentation authenticating the chain of custody from the smelter back to the original source of the mineral.

•                  Suppliers not complying with the above requirements may face a loss of the Company’s business.

Michaels encourages individuals or suppliers who wish to report possible violations of our conflict minerals policy to make such disclosures via an independent third-party hotline and website.

Due Diligence

In accordance with the rules, the Company undertook due diligence to determine the conflict minerals status of the necessary conflict minerals used in its private label products. The Company previously participated in a working group with the Retail Industry Leaders Association, which generally met on a monthly basis by phone or in-person to discuss conflict minerals compliance, industry best practices and benchmarking.  Michaels implemented due diligence procedures based on the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2011), an internationally recognized due diligence framework.  Based upon its experience in conducting its due diligence process in 2013 and 2014, and discussions between the Company’s legal, regulatory compliance, merchandising and sourcing functions, the Company administered the EICC (Electronic Industry Citizenship Coalition) survey in effect in October and November 2015 to all suppliers responsible for producing products under the Michaels private label brands.  This was to assure that the Company did not make any assumptions regarding components in the Company’s private branded products — particularly those where conflict minerals may not be easily recognized.

The Company’s sourcing team periodically conducts training for the Company’s agents (available in both English and Mandarin), designed to educate our agents regarding the relevant Exchange Act requirements and the Company’s due diligence expectations.  The same training materials are provided to all of the Company’s private label suppliers, along with the EICC questionnaire in a phased process starting in the fall of each year.  The Company also engages in follow-up processes (including e-mail communication) to identify and escalate any identified issues associated with non-responsive or problematic responses to the questionnaire.

The Company was not able to obtain fully completed questionnaires from all of its private label suppliers.  Based on a review of completed questionnaires, as well as any responses that were received pursuant to follow-up processes, the Company determined that some of the Company’s private label suppliers had continuing products where conflict minerals were necessary to the functionality or production of such products.  For those suppliers, the Company then compared the smelters and refiners identified in the questionnaire responses against the list of smelter facilities which have been identified as “conflict free” by programs such as the EICC/GeSI Conflict Free Smelter (“CFS”) program for columbite-tantalite, cassiterite, wolframite, tantalum, tin, tungsten and gold.

Based on the information that the Company obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the conflict minerals contained in the Company’s private label products included, but may not be limited to, the smelters and refineries listed in the chart below. The chart below reports (i) the name of the smelter or refiner; and (ii) whether the listed smelter or refiner has been certified by an industry initiative seeking to identify “conflict free” sources.

Name of Smelter or Refinery	Conflict-Free Status

Nippon Steel Corporation
CNMC (Guangxi) PGMA Co., Ltd.	On EICC-GeSI Smelter Reference List
China Tin Group Co., Ltd.	On EICC-GeSI Smelter Reference List
Yunnan Tin Company Limited	On EICC-GeSI Smelter Reference List
Hing Cheong Metals Ltd (HK)
XiHai Liuzhou China Tin Group Co. Ltd.	On EICC-GeSI Smelter Reference List
Yunnan Chengfeng Non-ferrous Metals Co.,	On EICC-GeSI Smelter Reference List
Liuzhou China Tin	On EICC-GeSI smelter Reference List
Yunnan Chengfeng Non-Ferrous Metals Co. Ltd	On EICC-GeSI smelter Reference List
Yunnan Chengfeng Non-Ferrous Metals Co. Ltd	On EICC-GeSI smelter Reference List
Yunnan Tin Group (Holding) Company Limited	On EICC-GeSI smelter Reference List
Xiamen Tungsten Co Ltd.	On EICC-GeSI smelter Reference List
Thaisarco	On EICC-GeSI smelter Reference List
Shandong Zhaojin Gold & Silver Refinery Co.	On EICC-GeSI smelter Reference List
PT Timah	On EICC-GeSI smelter Reference List
PT Timah (Persero) Tbk Kundur	On EICC-GeSI smelter Reference List
Western Mining Group
Poongsan
Arubis
An Vinh Joint Stocker Mineral Processing Company	On EICC-GeSI smelter Reference List
Alent PLC	On EICC-GeSI smelter Reference List
Zhuzhou Dongcheng Tools Co., Ltd
Shanghai Gold YiLi Metallic Material Factory
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp

For the Company’s vendor base, a few suppliers either were unable to identify the smelter or refiner for their products, or use a smelter or refiner that has not been designated “conflict free” by the CFS program, even after repeated follow-up from, and dialogue with, the Company.

Conclusion

The information received from our due diligence efforts from suppliers or other sources is not sufficient to determine the origin of all 3TG our products contain, whether the 3TG come from recycled or scrap sources, the facilities used to process them, their country of origin, or their mine or location of origin. We have found no reasonable basis for concluding that these refiners, or the other smelters preparing to be audited, sourced 3TG minerals that directly or indirectly finance or benefit armed groups of the conflict region of the Covered Countries.

Pursuant to Exchange Act Release No. 34-72079, no independent private sector audit is required to be filed with this report.

Process Improvement

In the next compliance period, the Company intends to implement steps to improve the information gathered from its due diligence to further mitigate the risk that conflict minerals do not benefit armed groups. The steps include:

•                  Continued efforts by the Company’s legal and sourcing functions to include requirements related to conflict minerals in contractual agreements and purchase orders with suppliers.

•                  Continued efforts by the Company’s regulatory compliance and sourcing functions to train suppliers.

•                  Company management will continue to refine procedures and practices for addressing survey responses that are inadequate or inconsistent.

•                  Company management will continue to analyze and improve follow-up steps that the Company can take when a supplier reports that a smelter it uses is not included in the CFS Compliant Smelter List, including encouraging the supplier to contact the smelter and request its participation in a program such as the CFS program to obtain a “conflict free” designation.